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                                                                   Exhibit 1.1

                           ASSOCIATION AGREEMENT


                                   among

                              GTE CORPORATION


               T.I. TELEFONICA INTERNACIONAL DE ESPANA, S.A.

                          AT&T INTERNATIONAL INC.

                          C.A. LA ELECTRICIDAD DE
                        CARACAS, S.A.I.C.A.-S.A.C.A.

                                    and

                     CONSORCIO INVERSIONISTA MERCANTIL
                      CIMA, C.A., S.A.C.A., S.A.I.C.A.



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                           ASSOCIATION AGREEMENT

                                  CONTENTS

                                                                       Page
                                                                       ----
1.   Evaluation.....................................................     2
2.   Decision to Bid................................................     4
3.   Formation of VENTEL............................................     4
4.   Capital Contribution...........................................     5
5.   Withdrawal after Bid Submission................................     5
6.   Related Party Agreements.......................................     6
7.   Operation of VENTEL and CANTV..................................     7
8.   Bond...........................................................    12
9.   GTE Guaranty...................................................    13
10.  Parent Guaranties..............................................    14
11.  Financial Accounts.............................................    14
12.  Transfers......................................................    16
13.  Termination....................................................    20
14.  Covenant Not to Compete........................................    23
15.  Governing Law..................................................    27
16.  Arbitration....................................................    27
17.  Miscellaneous..................................................    29





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                           ASSOCIATION AGREEMENT

         AGREEMENT, dated as of August 1, 1991, by and among GTE
CORPORATION, a New York corporation ("GTE"), T.I. TELEFONICA INTERNACIONAL DE ESPANA, S.A., a Spanish corporation ("TIDE"), AT&T INTERNATIONAL INC., a Delaware corporation ("AT&TI"), C.A. LA ELECTRICIDAD DE CARACAS,
S.A.I.C.A.-S.A.C.A., a Venezuelan corporation ("Electricidad"), and CONSORCIO INVERSIONISTA MERCANTIL CIMA, C.A., S.A.C.A., S.A.I.C.A., a Venezuelan corporation ("CIMA").

         WHEREAS, the parties are interested in considering the making of a joint bid for the purchase of all of the Series A shares of Compania Anonima Nacional Telefonos de Venezuela, a Venezuelan corporation
("CANTV"), comprising 40% of the issued and outstanding shares of CANTV ("CANTV Shares"), being offered for sale by the Fondo de Inversiones de Venezuela pursuant to its program of privatization of CANTV;

         WHEREAS, GTE has been prequalified as a telephone operator eligible to participate in the privatization;

         WHEREAS, the parties intend to form a Venezuelan corporation for the purpose of making the joint bid; and

         WHEREAS, GTE intends to have its wholly-owned subsidiary, GTE Venezuelan Telephone Incorporated, a Delaware corporation ("GTE-VEN"), own an interest in such Venezuelan corporation; TIDE initially intends to own an interest in the Venezuelan corporation directly, but intends to transfer the totality of such interest to its wholly-owned subsidiary, Telefonica Venezuela Holding B.V., a Dutch corporation currently in formation, which will be TIDE's "Titular", as such term is defined in the purchase and sale agreement relating to relating to the purchase of the CANTV Shares. AT&TI intends to own an interest in the Venezuelan corporation directly (GTE-VEN, TIDE and AT&TI being the "Foreign Investors"); Inversiones Cima Ven C.A., a Venezuelan corporation ("CIMA-VEN"), own an interest in such Venezuelan corporation; and Electricidad intends to have its wholly-owned subsidiary, C.A. Telecomunicaciones de Caracas, a Venezuelan corporation ("ELEC-VEN"), own an interest in such Venezuelan corporation (CIMA-VEN and ELEC-VEN being the "Venezuelan Investors"; and the Venezuelan Investors and the Foreign Investors being the "Investors").

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Evaluation. (a) The investors shall jointly evaluate the feasibility of making a joint bid to purchase the CANTV Shares. The investors shall appoint legal counsel, accountants, financial consultants and other outside consultants, as necessary, to assist in the evaluation, and the fees and expenses thereof shall be borne by the Investors in proportion to their respective Ownership Interests (as defined below). The parties have agreed by a separate memorandum of understanding on a budget for such shared expenses, it being understood that a material increase in shared expenses above the budgeted amount shall require the vote of Investors holding Ownership Interests of at least 66 2/3%. Each investor will bear additional expenses incurred by



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it in the evaluation which are not included in the budget. Each party will share with the other parties the results of its evaluation, and each party shall receive copies of any reports or documents generated by the outside consultants on behalf of the parties as a group and shall be entitled to consult with such consultants for the purposes of the evaluation. It is understood that the information provided in the evaluation (i) is subject to the Non-Disclosure Agreement, effective June 3, 1991, and the Supplemental Non-Disclosure Agreement No. 1, effective June 17, 1991, among the parties or their affiliates, (ii) is the property of the entity that prepared the information, and (iii) shall not be used by the other parties or their affiliates other than to evaluate participation in a joint bid of the Investors.

         (b) On or before December 31, 1991, or such earlier date as all the Investors shall agree not to make a joint bid, no Investor (or its affiliates) shall participate in a bid for the CANTV Shares other than jointly with the other Investors.

         2. Decision to Bid. The Investors shall exercise their best efforts to achieve a consensus agreement on or before October 31, 1991, as to the price and other terms of the joint bid. No Investor shall be required to participate in the joint bid and is entitled to withdraw from the bid process; it being understood that in the absence of consensus, (i) GTE-VEN and two or more other Investors may proceed to bid as a group at such price and on such other terms as they may agree, and (ii) the provisions of Sections 1(a) (to the extent of expenses incurred before the date of withdrawal), 1(b), 14(a) and 14(b) shall be the only provisions of this Agreement that apply thereafter to the Investors that do not participate in the joint bid.

         3. Formation of VENTEL. On or prior to the date required by the privatization rules, the Investors shall incorporate a Venezuelan corporation to be named VenWorld Telecom, C.A. or such other name as the investors may agree ("VENTEL"). The Investors shall initially own the following percentages of the total issued and outstanding capital stock of VENTEL (such percentages as are in effect from time to time being the "Ownership Interests") (it being understood that if not all of the Investors decide to participate in the joint bid, the initial Ownership Interests shall be as agreed by the remaining Investors):


                   GTE-VEN                   51%
                   TIDE                      13%
                   AT&TI                     13%
                   ELEC-VEN                  13%
                   CIMA-VEN                  10%


Except as agreed by the Venezuelan Investors, no Venezuelan persons or entities other than the Venezuelan Investors shall be initial shareholders in VENTEL. The Charter and By-laws (estatutos) of VENTEL shall be in the form attached as Exhibit A hereto. The initial capital of VENTEL shall be Bs. 100,000, divided into 100 shares of Bs. 1,000 each.



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         4. Capital Contribution. On or before the date on which VENTEL must pay the purchase price for the CANTV Shares or such earlier date as the Investors may agree, each Investor shall make an additional capital contribution to VENTEL in an amount equal to the product of its Ownership Interest times the amount bid by the Investors for the purchase of the Shares.

         5. Withdrawal after Bid Submission. If the rules governing the bid for the CANTV Shares are changed in any material way after the joint bid is made, and bidders are then permitted to withdraw from the bid process without penalty and with a refund or termination of deposits and guaranties previously established, any Investor may withdraw from the bid process and from VENTEL, it being understood that the withdrawing Investor shall be subject to the obligations established in Sections 1(a) (to the extent of expenses incurred before the date of withdrawal) and 1(b). If GTE-VEN and at least two of the remaining Investors decide to continue the joint bid, the withdrawing Investors shall also be subject to the provisions of Sections 14(a) and 14(b).

         6. Related Party Agreements. Any and all agreements between CANTV or VENTEL, on the one hand, and any party hereto, or its affiliates, on the other hand, shall be on an arm's-length basis and in accordance with market conditions, it being understood that in judging the advisability of CANTV or VENTEL entering into such agreements, representatives of the parties hereto or their affiliates when acting on behalf of CANTV or VENTEL, as the case may be, shall apply the following principles: (a) competition between CANTV or VENTEL, on the one hand, and the parties hereto (or their affiliates), on the other hand, must be avoided, (b) in the event of conflict, the interests of CANTV shall prevail over the interests of the parties (or their affiliates), (c) in the event of conflict, the interests of VENTEL shall prevail over the interests of the parties (or their affiliates), and (d) the interests of Venezuela shall prevail over the interests of the countries in which the parties are incorporated. The parties agree that CANTV may enter into one or more agreements with the parties hereto and their respective affiliates for the provision of general administrative and technical services, provided that (i) services are rendered, (ii) the aggregate amount of such fees does not exceed 5% of annual gross revenues of CANTV, and (iii) the amount of fees received by each Investor (including for this purpose its affiliates), as compared to the fees received by all Investors (and their affiliates) providing such services, is in the same proportion as the Ownership Interest of such Investor bears to the Ownership Interests of all Investors receiving such fees. The restrictions set forth in clauses (ii) and (iii) of the preceding sentence shall not apply to equipment supply agreements or agreements for services of a type within the specialty of a particular Investor (or its affiliates), including, but not limited to, providing payroll payment services, design and/or development projects such as design or development of a billing system, computer programs, or network configurations or network operations centers, in which case a negotiated contract fee shall apply.

         7. Operation of VENTEL and CANTV. (a) Except as specifically stated herein, all decisions relating to the operations of VENTEL and CANTV shall be decided by consensus of the Investors, it being understood that in the absence of consensus, the views of Investors holding a majority of the Ownership Interests shall prevail. Notwithstanding the foregoing, resolutions on the following matters shall require the affirmative vote (i) of GTE-VEN and two other Investors, for such time as VENTEL is owned by the original Investors and in the



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percentages set forth in Section 3 above, and (ii) thereafter, of Investors holding Ownership Interests of not less than 66 2/3%:

                  (i) dissolution or liquidation of VENTEL or the decision of VENTEL to support the dissolution or liquidation of CANTV;

                  (ii) change in the corporate purpose of VENTEL or the decision of VENTEL to support a change in the corporate purpose of CANTV;

                  (iii) any merger or consolidation involving VENTEL or the decision of VENTEL to support any merger or consolidation involving CANTV;

                  (iv) sale or transfer of all or substantially all the assets of VENTEL or the decision of VENTEL to support the transfer of all or substantially all of the assets of CANTV;

                  (v) increase or decrease in the capital of VENTEL, or the decision of VENTEL to support an increase or decrease in the capital of CANTV or to subscribe to any such increase;

                  (vi) fixing of the general dividend policy of VENTEL, or the decision of VENTEL to support a particular general dividend policy of CANTV;

                  (vii) the incurrence by VENTEL of any indebtedness outside the ordinary course of business, or the decision of VENTEL to support the incurrence by CANTV of indebtedness outside the ordinary course of business;

                  (viii) any amendment to the Charter and By-laws (estatutos) of VENTEL;

                  (ix) investment of VENTEL's funds in another entity or business or the decision of VENTEL to support the investment of CANTV's funds in another entity or business;

                  (x) authorizing any issuance, sale, purchase or redemption of VENTEL's equity securities or a decision of VENTEL to support CANTV's authorizing any issuance, sale, purchase or redemption of CANTV's equity securities;

                  (xi) entry into any new line or field of business, other than related to telecommunications, or the discontinuance of any line or field of business, or a decision of VENTEL to support CANTV's entry into any new line or field of business, other than related to telecommunications, or the discontinuance of any line or field of business; and

                  (xii) appointment of auditors or VENTEL's decision to support a CANTV proposal to appoint auditors



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         (b) In the initial phase, and in order to receive input from all the
Investors, transition advisory committees shall be established to advise on the functional areas related to the operation of VENTEL and CANTV. The transition advisory committees will be recommended by the Vice Presidents of CANTV and approved by the President of CANTV and will operate under the direction of the functional Vice Presidents of CANTV. The committees will be formed by members appointed by the Investors, according to their areas of interest and expertise.

           Examples of transition advisory committees are the following:

          - Planning and Engineering
          - Construction
          - Service Improvement
          - International
          - Finance
          - Marketing and Customer Service
          - Government Relations
          - Human Resources
          - Complementary and Value Added Services
          - Logistics and Administration.

                  The CANTV President and the Vice Presidents as a group will approve the need to maintain, create, or terminate the transition advisory committees depending on the final organizational structure given to CANTV. The CANTV President will submit to the Boards of CANTV and VENTEL his recommendations on the functions being addressed.

         (c) The VENTEL Board of Directors (junta directiva) shall be composed of nine directors (directores). Notwithstanding any other provisions of this Agreement or the Charter and By-laws (estatutos) of VENTEL, (i) if any Investor has an Ownership Interest of more than 50%, such Investor shall be entitled to elect not less than a majority of the Directors of VENTEL, and (ii) an Investor (or group of Investors) shall be entitled to elect one director of VENTEL for each 10% Ownership Interest that the Investor (or group of Investors) holds. Should the foregoing not result in the election of all the directors of VENTEL by particular Investors, the selection of remaining directors shall be allocated to the Investors in an equitable manner, taking into account (i) over a period of years the relative Ownership Interests of the Investors from time to time, and (ii) the policy of promoting representation on the Board of Directors for each Investor with an Ownership Interest of at least 5%. Each Investor shall vote its shares in VENTEL in order to achieve the result contemplated in this
Section 7(c). Alternate and replacement directors will be appointed by the Investors that had the right to appoint the corresponding directors.

         (d) Should the shareholding of VENTEL in CANTV permit VENTEL to elect one or more directors of CANTV, and should any Investor hold a majority of the Ownership Interests, the board of directors of VENTEL shall cause VENTEL to cast its votes in order that a majority of the CANTV directors to be elected by VENTEL are persons nominated by the directors of VENTEL who are selected by such Investor. Subject to the foregoing, the board of directors of VENTEL shall cause VENTEL to cast its votes for the selection of such CANTV



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directors in order that such directors are allocated over a period of years in a manner so as to reflect the respective Ownership Interests of the Investors and to maintain at least one CANTV director who is nominated by VENTEL directors who are elected by one of the Venezuelan Investors and at least one CANTV director who is nominated by VENTEL directors who are elected by one of the Foreign Investors (in each case other than any Investor that owns a majority of VENTEL), if possible. Alternate and replacement CANTV directors will be appointed by VENTEL directors that had the right to appoint the corresponding CANTV directors.

         8. Bond. The parties acknowledge that the terms of the sale of CANTV Shares may require VENTEL, if it is the successful, bidder, to post bonds or guaranties in favor of the Government of Venezuela to secure the performance by (i) CANTV of its obligations under the Concession, and (ii) VENTEL of its obligations in connection with the joint bid. In obtaining any such bond or guaranty, if it should be necessary to provide corresponding guaranties of the Investors or one or more of their respective affiliates, each Investor will provide such corresponding guaranties in the required amount, but not to exceed in the case of each Investor the product of the total amount of such bond or guaranty to be provided by VENTEL times such Investor's Ownership Interest. If VENTEL or any Investor should incur any damage or liability as a result of the failure of any Investor to provide or maintain its corresponding guaranty, the defaulting Investor shall indemnify such person in respect of such damage or liability.

         9. GTE Guaranty. The parties acknowledge that the terms of the sale of the CANTV Shares may require that, if VENTEL is the successful bidder, GTE guaranty the performance by VENTEL of all its obligations under the Purchase and Sale Agreement pursuant to which the CANTV Shares will be sold to VENTEL. Should GTE suffer or incur any expense, loss, damage or liability in respect of such guaranty, which is not attributable to GTE's intentional misconduct or gross negligence, each Investor shall indemnify GTE in an amount equal to the product of the amount of such expense, loss, damage or liability times the Ownership Interest of such Investor.

         10. Parent Guaranties. GTE hereby guaranties to the other parties hereto the prompt payment and performance by GTE-VEN of all its obligations hereunder, and covenants that during the period in which GTE-VEN is a shareholder in VENTEL, it will own a majority of the voting shares of GTE-VEN. CIMA hereby guaranties to the other parties hereto the prompt payment and performance by CIMA-VEN of all its obligations hereunder, and covenants that during the period in which CIMA-VEN is a shareholder in VENTEL it will own a majority of the voting shares of CIMA-VEN. Electricidad hereby guaranties to the other parties hereto the prompt payment and performance by ELEC-VEN of all its obligations hereunder, and covenants that during the period in which ELEC-VEN is a shareholder in VENTEL, it will own a majority of the voting shares of ELEC-VEN. GTE, CIMA and Electricidad covenant that GTE-VEN, CIMA-VEN and ELEC-VEN, respectively, shall agree in a writing acceptable to the parties hereto, as soon as practicable after VENTEL is formed, to assume the obligations imposed on such entities herein.

         11. Financial Accounts. (a) The Investors shall have full and complete access during normal business hours to VENTEL's accounting books and records through designees of their respective choice, for the purpose of inspection. VENTEL's accounting books and records shall



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be kept in VENTEL's principal place of business in the Spanish language, on a bolivares basis, and shall reflect generally accepted Venezuelan accounting principles and practices. VENTEL's outside auditing and accounting firm shall be chosen from among the leading such firms in Venezuela which are subsidiaries of, or otherwise affiliated with, one of the accounting and auditing firms of recognized international standing. Reports prepared by such outside auditors shall be prepared in English (showing U.S. dollar amounts) and Spanish and submitted simultaneously to VENTEL's shareholders and directors.

         (b) Unless otherwise agreed by the Investors, an annual audit of VENTEL's accounting books and records shall be conducted by the auditing and accounting firm referred to in subsection (a) above at VENTEL's expense.

         (c) The Investors shall be provided unaudited financial statements of VENTEL as follows:

              (i) within thirty (30) calendar days after the end of each quarter, a quarterly financial statement, including a profit and loss statement, balance sheet, and a cash-flow statement;

              (ii) at least ninety (90) calendar days prior to the beginning of the next succeeding fiscal year of VENTEL, an annual capital expenditure budget for such fiscal year.

     12. Transfers. (a) No party may sell, transfer or assign any interest herein, and no Investor may sell, transfer or assign any shares of VENTEL ("VENTEL Shares"), except as specifically provided in this Section 12 or in
Section 13. No such sale, transfer or assignment shall be permitted if such action would violate the terms of the purchase and sale agreement entered into by VENTEL in connection with the purchase of the CANTV Shares.

         (b) Except as provided in subsection (g) or (i) hereof or Section 13, no such sale, transfer or assignment may be made from the date hereof until two years after the date on which VENTEL purchases the CANTV Shares.

         (c) Thereafter, should an Investor wish to sell any of its VENTEL Shares ("Offered Shares"), it shall first offer the Offered Shares to the other Investors at a price per share specified by the offering Investor. Within 45 days after receiving the offering Investor's offer, each Investor shall inform the other Investors of whether or not it intends to purchase a percentage of the Offered Shares not higher than the percentage that its Ownership Interest bears to the Ownership Interests of all the Investors to whom the offer was made.

         (d) If some but not all of the Investors agree to purchase all of the Offered Shares to which they are entitled, the offering Investor will make an offer of the remaining Offered Shares to the Investors who have so agreed. Within thirty (30) days after receiving the second offer, each such Investor will inform the other Investors of whether it intends to purchase some or all of the remaining Offered Shares, it being understood that if such Investors taken together



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indicate the intention to purchase an amount in excess of the total number of remaining Offered Shares, the remaining Offered Shares will be allocated among such Investors in percentages equal to the percentages that their respective Ownership Interests bear to the Ownership Interests of all the Investors who accepted the second offer or in any other manner agreed upon by the Investors who have agreed to purchase the Offered Shares.

         (e) As a result of the foregoing procedures, (i) if the Investors shall have agreed to purchase all the Offered Shares, such purchase shall occur within fifteen (15) days after the date of such agreement, or (ii) if the Investors shall not have agreed to purchase all the Offered Shares, the offering Investor may (A) sell all (but not less than all) of the Offered Shares to a third party, within sixty (60) days after the expiration of the procedures referred to above, at the same price per share (and on the same other terms) previously offered to the Investors, or (B) sell to the other Investors, within fifteen (15) days, such amount of the Offered Shares as such other Investors shall have agreed to purchase and (at its option) sell the remainder in the manner provided in clause
(ii)(A) of this subsection. In the event that all of the Offered Shares are not sold within the period and on the terms provided in this subsection, the offering Investor may not sell, assign or transfer any of the remaining Offered Shares without again following the procedures of this Section 12.

         (f) Notwithstanding any other provisions hereof, no sale, transfer or assignment of the VENTEL Shares or any interest in this Agreement may be made (other than pursuant to subsection (g) hereof) to any third party that has not been approved by each Investor, which approval shall not be withheld unreasonably. A good faith belief that the Investor could not work cooperatively with the proposed third party shall be sufficient reason for withholding approval.

         (g) Any Investor may sell, assign or transfer its VENTEL Shares to any entity of which it owns (directly or indirectly) a majority of the shares, any entity that owns (directly or indirectly) a majority of the shares of such Investor, or any entity a majority of whose shares are owned (directly or indirectly) by another entity which owns (directly or indirectly) a majority of the shares of such Investor. The guaranty of a party hereto contained in Section 10 with respect to the obligations of a transferor Investor shall extend as well to the obligations of the transferee.

         (h) As an additional condition precedent to the sale, transfer or assignment of the VENTEL Shares, the transferee must agree to assume the obligations of an Investor hereunder.

         (i) Any Investor may sell, assign or transfer its VENTEL Shares to any other Investor, provided such VENTEL Shares have been first offered to all the Investors in accordance with the provisions of subsections (c)-(e) hereof.

         (j) On or after the date which is nine years after VENTEL purchases the CANTV Shares, but only if there exists a substantial public market for the shares of CANTV, any Investor may require that VENTEL, to the extent permitted by Venezuelan law and any agreements entered into by VENTEL in connection with the purchase of the CANTV Shares, redeem all or part of VENTEL Shares held by such Investor, by distributing to the Investor an amount of CANTV Shares equal to the product of (i) the total number of


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CANTV Shares then held by VENTEL, and (ii) a fraction, the numerator of which is the number of VENTEL Shares to be redeemed and the denominator of which is the number of outstanding shares of VENTEL. VENTEL will also distribute to such Investor its proportionate share of any net worth of VENTEL not attributable to the ownership of CANTV Shares. Before exercising such option, the Investor must offer to sell the CANTV Shares so redeemed to the other Investors, at a price equal to 95% of the market price for the shares of CANTV on the date of sale to the other Investors. The other Investors shall have thirty (30) days in which to agree to purchase all or part of the CANTV Shares so offered for sale, if the other Investors desire to purchase more CANTV Shares than are available for purchase, the CANTV Shares shall be allocated in proportion to the respective Ownership Interests of the Investors who accepted the offer or in such other manner as such Investors may agree.

         13. Termination. (a) An "Event of Termination" shall occur if any party hereto or any Investor shall breach any representation, covenant, warranty, duty or obligation made by or assumed by it hereunder. Upon the occurrence of an Event of Termination, any other party may notify the breaching party or Investor of such occurrence, whereupon the breaching party or Investor shall have thirty
(30) days to cure the breach that gave rise to the Event of Termination.

                  (b) If the breach is not cured within such period, the Investors (excluding any breaching Investor and any Investor that is an affiliate of a breaching party (the "Breaching Investor")) shall meet to decide whether to require the Breaching Investor to offer its Ownership Interest to the other Investors ("Other Investors"), provided that a sale by the Breaching Investor of its Ownership Interest is not prohibited by the agreements executed by VENTEL or GTE in connection with the purchase of the CANTV Shares. A decision to require such a sale shall require the affirmative vote of Other Investors whose aggregate Ownership Interests represent a majority of the Ownership Interests of all of the Other Investors.

                  (c) If the affirmative vote referred to in subsection (b) above is achieved, the Breaching Investor shall be notified of such fact, and the Investors shall attempt for thirty (30) days to agree on a price at which the Breaching Investor shall offer to sell its Ownership Interest to the Other Investors. Should the Investors not agree on the price within such period, they shall attempt for fifteen (15) days to agree on the selection of an internationally recognized investment bank to value the Ownership Interest of the Breaching Investor. Should the Investors fail to agree on that selection, an investment bank will be selected by the accounting firm which is then responsible for auditing the accounts of VENTEL, provided that the investment bank selected shall not be employed as the investment bank of any of the parties hereto.

                  (d) The investment bank so selected shall determine the fair market value of the Breaching Party's Ownership Interest within thirty
(30) days of the date of its selection. The "fair market value" shall be that price for the Ownership Interest which a willing buyer would pay a willing seller in an arm's length transaction, considering the value of VENTEL solely in connection with the going concern value of VENTEL taken as a whole multiplied by the Ownership Interest of the Breaching Party.



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                  (e) For a period of thirty (30) days after the Investors
agree on a price as provided in subsection (c) above or the investment bank fixes a fair market value as provided in subsection (d) above, as the case may be, the Other Investors may elect (by notice given to the Breaching Investor) to purchase all but not less than all the Ownership Interest of the Breaching Investor at a price equal to (i) if price was agreed by the Investors pursuant to subsection (c) above, such agreed price, or (ii) if such price was not agreed, 90% of the fair market value established by the investment bank pursuant to subsection (d) above.

                  (f) In exercising the election to purchase the Ownership Interest of the Breaching Investor, the Other Investors shall purchase pro rata in accordance with their respective Ownership Interests, it being understood that if one or more of the Other Investors do not wish to purchase their pro rata shares of the Ownership Interest of the Breaching Investor, such shares may be purchased by the Other Investors who have agreed to purchase their pro rata shares, in proportion to their respective Ownership Interests or on such other basis as they may agree.

                  (g) The sale of the Ownership Interest of the Breaching Investor shall occur within fifteen (15) days after the Other Investors have notified the Breaching Investor of their election to purchase such Ownership Interest.

                  (h) The option granted in subsections (b) - (g) above to the Other Investors is in addition to any other remedy that is available hereunder or at law or in equity against the Breaching Investor regarding any damage incurred as a result of the breach that gave rise to the Event of Termination.

         14. Covenant Not to Compete. (a) Subject to the provisions of subsection (b) below, beginning on the date the joint bid is successful and ending (i) if an Investor did not participate in the joint bid, two (2) years after VENTEL purchases the CANTV Shares and (ii) if an Investor participated in the joint bid, (A) two (2) years after the Investor ceases to own shares of the capital stock of VENTEL, provided such event occurs within eight (8) years after VENTEL purchases the CANTV Shares, and (B) if such event occurs thereafter, the last to occur of the date which is one
(1) year after the Investor ceases to own shares of the capital stock of VENTEL and the date which is ten (10) years after the date on which VENTEL purchases the CANTV Shares, such Investor covenants and agrees that neither it nor any of its affiliates shall, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of any enterprise which is in the business of operating basic, value added, cellular, mobile or related telephone services in any part of Venezuela, other than for its own use or the use within the affiliated group of any of its affiliates. The parties acknowledge and agree that the foregoing restrictions are reasonable and necessary to protect the legitimate business interests of the parties, CANTV and VENTEL, and that any violation of such restrictions would result in irreparable harm to the other parties and that the remedy for breach of the covenant contained in this subsection shall include, in addition to damages and any other remedy available at law or in equity, an order that the breaching party shall immediately cease the prohibited activity.

                  (b) If at the date VENTEL purchases the CANTV Shares, AT&TI or any of its affiliates is involved in the project known as TDI or any other enterprise that would fall within the provisions of subsection
(a) above, it will offer, subject to rights of first refusal and under the terms of pre-existing contracts with unrelated parties and any applicable provision of Venezuelan law to the contrary, to sell all of the interest held by it in the enterprise to CANTV as soon as practicable before February 15, 1992, or thirty (30) days after the date VENTEL purchases the CANTV Shares, whichever is later, at a mutually agreed price based on book value plus start-up expenses. If CANTV purchases AT&TI's interest in TDI, the Investors will cause VENTEL to support CANTV's entry through TDI into the digital private line (including point to multipoint) telecommunications transport business by satellite. Should CANTV decline an offer to purchase AT&TI's interest in TDI or any other enterprise falling within the provisions of subsection (a) above, AT&TI or its affiliate may maintain its interest in the enterprise involved, and the other Investors will endeavor to reach agreement among themselves to offer to purchase AT&TI's share in VENTEL at a price equal to AT&TI's share of the price paid by VENTEL for the CANTV Shares. Notwithstanding any other provisions of this Agreement, should Electricidad not participate in the joint bid hereunder, and should the joint bid be successful, Electricidad may construct and operate the project known as REXTEL (the parameters of which were set forth in a letter previously delivered by Electricidad to the other parties hereto), and shall not be required to offer such project to CANTV and VENTEL pursuant to this Section 14(b). As consideration for, and as a condition to the foregoing sentence, (i) Electricidad will enter into a confidentiality agreement with VENTEL, in form and substance acceptable to VENTEL, which will provide that Electricidad shall not use any information received or developed in connection with the evaluation of CANTV as provided hereunder, and (ii) whenever REXTEL plans to construct facilities, Electricidad shall offer to make its (and those of its affiliates) rights of way, towers and ducts, if any, to be used by REXTEL, and any telecommunications cable to be made available to REXTEL, also available for use by CANTV in its telecommunications operations, subject to reasonable compensation for such use to be paid by CANTV to Electricidad or its affiliates. This second condition shall not apply if CANTV and Electricidad mutually agree that it is not technically feasible or that facilities are not available.

                  (c) For so long as any Investor owns shares of the capital stock of VENTEL, neither it nor any of its affiliates shall purchase or otherwise acquire, directly or indirectly, any shares of the capital stock of CANTV without first proposing that such shares be purchased or otherwise acquired by VENTEL on the same terms and conditions, and shall not undertake such transactions unless VENTEL decides that it should not make the purchase or acquisition. If VENTEL declines to make the purchase or acquisition, or does not answer within fifteen (15) days, the Investor that suggested the transaction shall be free to conclude the transaction, on the same terms and conditions previously proposed to VENTEL, within fifteen (15) days after (i) receipt by it of VENTEL's decision, or (ii) the expiration of the first fifteen-day period without a response from VENTEL. The provisions of this Section 14(c) shall not apply to purchases or acquisitions by the Investors and their respective affiliates of shares of the capital stock of CANTV which are publicly traded on a stock exchange, provided that each Investor shall promptly inform the other Investors of any purchase or sale of such shares of CANTV by the Investor or its affiliates.

         15. Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be wholly performed within the State of New York.

         16. Arbitration. (a) Any claim, controversy or dispute arising out of or in connection with this Agreement or the performance of this Agreement shall be submitted to arbitration before a panel of three arbitrators in Miami, Florida, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted in the English language. The decision of the arbitration panel shall be in writing and shall set forth in detail the facts of the case and the reasons for the decision. The costs of arbitration shall be borne equally by the parties that are the petitioners in arbitration and the parties that are the respondents, it being understood that within each such category costs of arbitration shall be borne in accordance with the respective Ownership Interests of the parties involved. Each party shall pay its respective legal and witness fees. The determination of a majority of the arbitrators shall be final and binding upon the parties and nonappealable. Judgment on the award may be entered and enforced in any court of competent jurisdiction.

                  (b) By execution and delivery of this Agreement each party accepts and consents to the jurisdiction of the aforesaid arbitration panel and, solely for purposes of the enforcement of an arbitral award under subsection (a) above, any court of competent jurisdiction, for itself and in respect of its property, and waives in respect of both itself and its property any defense it may have as to or based on sovereign immunity, jurisdiction, improper venue or inconvenient forum. Each of the parties irrevocably consents to the service of any process or other papers by the use of any of the methods and to the addresses set for the giving of notices in Section 17(g). Nothing herein shall affect the right of any party to serve such process or papers in any other manner permitted by law.

         17. Miscellaneous. (a) This Agreement is not intended, nor should anything herein be construed, to create the relationship of partners, joint venturers, principal and agent, or employer and employee between the parties. None of the parties shall have any authority to represent or to bind the other parties in any manner whatsoever, and each party shall be solely responsible and liable for its own acts.

                  (b) No modification or amendment of this Agreement shall be effective for any purpose unless in writing and signed by the parties hereto.

                  (c) No waiver, forbearance or failure by any party of its right to enforce any provision of this Agreement shall constitute a waiver or estoppel of such party's right to enforce such provision thereafter or to enforce any other provision of this Agreement.

                  (d) Each party shall bear its own costs and expenses incurred in connection with the negotiation, execution and performance of this Agreement, except to the extent specifically provided otherwise in writing by the parties.

                  (e) The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

                  (f) This Agreement together with its Exhibit constitutes the entire agreement and understanding between the parties hereto, and supersedes and cancels all previous negotiations representations, undertakings, understandings and agreements heretofore made between the parties hereto with respect to the subject matter hereof.

                  (g) All notices required hereunder shall be in writing and shall be effective upon receipt; such notices shall be sent by telex or telefax, confirmed in writing, hand delivered or sent by private mail service, with evidence of receipt, to the telex or telefax numbers and addresses set forth below by the parties, unless notice of change of telex, telefax and/or address is given in writing in accordance with the foregoing to the other parties, in which case any notices shall be sent to such new telex, telefax and/or address. The parties, for everything pertaining to this Agreement set forth as their telex, telefax and/or addresses, the following:



GTE CORPORATION                           AT&T INTERNATIONAL INC.
c/o GTE Telephone Operations

600 Hidden Ridge                          131 Morristown Road
Irving, Texas 75015-2092                  Basking Ridge, NJ 07920
U.S.A.                                    U.S.A.
Telefax:    (214) 718-1964                Telefax:   (201) 644-8621
Attention:  Vice President                Attention: John A. Hinds President and
            - International                          Chief Executive Officer


T.I. TELEFONICA INTERNACIONAL             CONSORCIO INVERSIONISTA
DE ESPANA, S.A.                           MERCANTIL CIMA, C.A.,
                                          S.A.C.A., S.A.I.C.A.
c/o Jorge Manrique, 12
28006 Madrid, Espana                      Edificio Mercantil, Piso 22
Telex:     48395 CITF-E                   Av. Andres Bello
Telefax:   (341) 362-6650                 Caracas, Venezuela
Attention: D. Ignacio Santillana del      Telefax:   (582) 507-1318
           Barrio                         Attention: Celso Dominquez
           Consejero Delegado                        Gerente General

C.A. LA ELECTRICIDAD DE
CARACAS, S.A.I.C.A.-S.A.C.A.

Av. Vollmer, Edificio E. de C.
San Bernardino
Caracas, Venezuela
Telex:     21647
Telefax:   (582) 575-3961
Attention: Luis Jose Diaz-Zuloaga
           Vice-Presidente Ejecutivo
           Finanzas y Administracion


         The addresses for notices to GTE-VEN, ELEC-VEN and CIMA-VEN shall be the same addresses listed above for GTE, Electricidad and CIMA, respectively.

                  (h) In no event shall any party be liable to any other party for consequential, punitive, indirect or special damages, including loss of profits suffered by such other party.

                  (i) For so long as VENTEL is owned by the original Investors and in the percentages set forth in Section 3, each of the parties agrees that it and any Investor controlled by it owes each other party and Investor the duty of utmost good faith and loyalty regarding the matters set forth in this Agreement and in the operation of VENTEL and CANTV, and that no party or Investor shall take any action relating thereto unless such action serves a legitimate business purpose with respect to VENTEL or CANTV and, if such action has an adverse effect on any party or Investor, the legitimate business purpose could not have been achieved through a reasonably available alternative having a less adverse effect.

                  (j) In the event there is a conflict between this Agreement and VENTEL's Charter and By-laws (estatutos) as filed, the provisions of this Agreement shall control with respect to the parties hereto and the Investors.

                  (k) This Agreement may be executed in any number of counterparts with the same effect as if the signatures thereto were upon one instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this Association Agreement to be executed by their duly authorized representatives as of the day and year first above written.


GTE CORPORATION                          AT&T INTERNATIONAL INC.


By:                                      By:
   -----------------------------            -----------------------------
Name:                                    Name:
Title:                                   Title:


T.I. TELEFONICA INTERNACIONAL            CONSORCIO INVERSIONISTA
DE ESPANA, S.A.                          MERCANTIL CIMA, C.A.,
                                         S.A.C.A., S.A.I.C.A.

By:                                      By:
   -----------------------------            -----------------------------
Name:                                    Name:
Title:                                   Title:


C.A. LA ELECTRICIDAD DE
CARACAS, S.A.I.C.A. S.A.C.A.


By:
    -----------------------------
Name:
Title:

     Amendment No. 2 Dated March 20, 2001 to the Association Agreement


         Reference is made to the Association Agreement dated as of August 1, 1991 by and among GTE Corporation, T.I. Telefonica Internacional de Espana, S.A., AT&T International Inc., C.A. La Electricidad de Caracas, S.A.I.C.A.-S.A.C.A. and Consorcio Inversionista Mercantil Cima, C.A., S.A.C.A., S.A.I.C.A., as amended in accordance with its terms (the "Association Agreement"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Association Agreement.

1. Amendment to Redemption Procedures. Section 12(j) of the Association Agreement shall be deleted in its entirety and replaced by the following new Section 12(j):

Any Investor or other VENTEL shareholder (each, a "Shareholder" and, collectively, the "Shareholders") may, by written notice to the Secretary of VENTEL (the "Redemption Notice"), require that VENTEL, to the extent permitted by Venezuelan law and any agreements entered into by VENTEL in connection with the purchase of the CANTV Shares, redeem all or part of the VENTEL Shares held by such Shareholder, by distributing to the Shareholder an amount of CANTV Shares equal to the product of (i) the total number of CANTV Shares then held by VENTEL, and (ii) a fraction, the numerator of which is the number of VENTEL Shares to be redeemed and the denominator of which is the number of outstanding shares of VENTEL (such amount of CANTV Shares hereinafter to be referred to as the "Redemption Shares"), which product shall be rounded down to the nearest whole number of CANTV Shares. VENTEL will also distribute to such Shareholder, on the Closing Date (as defined below), its proportionate share of any net worth of VENTEL not attributable to the ownership of CANTV Shares.

Before a Shareholder may exercise such redemption option and receive title to Redemption Shares, the redeeming Shareholder must first irrevocably offer to sell the Redemption Shares to be distributed to such Shareholder to the other Shareholders. The Redemption Notice shall be deemed to constitute such an irrevocable offer to the other Shareholders (the
"Redemption Offer") and shall at minimum include (i) the identity of the redeeming Shareholder, (ii) the number of VENTEL shares that the redeeming Shareholder wishes to redeem, (iii) the identity of the financial institution and account to which funds should be transferred in the event of an acceptance of all or part of the Redemption Offer by other
Shareholders (and any corresponding wire transfer instructions), and (iv) an express choice as to whether, upon any acceptance of the Redemption
Offer, the redeeming Shareholder wishes to receive United States dollars as the exclusive money of payment or, instead, its equivalent in Venezuelan bolivares at the exchange rate corresponding on the Closing Date (as defined below) as established by the Venezuelan Central Bank; provided, however, that a choice to receive United States dollars can occur if and only if the bank account identified in the Redemption Notice as the potential recipient of funds is maintained in a banking institution that utilizes United States dollars in its operations.

The price per Redemption Share of the Redemption Offer (the "Redemption Offer Price") shall be the price in U.S. dollars equal to 95% of the average of the weighted average price, as set forth on a daily basis, after the close of trading, in Bloomberg L.P. as the "Precio medio ponderado" on its VNT page, at which American Depositary Shares of the CANTV Series D Shares traded on the New York Stock Exchange during the eight (8) trading days beginning with the eighth (8th) trading day after the date, but not including the date, on which the Secretary of VENTEL shall have received the Redemption Notice (the "Redemption Notice Receipt Date") divided by the number of CANTV Series D Shares that comprise a CANTV American Depository Share (which, as of the date of this Amendment No. 2, is seven).

The Secretary of VENTEL shall, as promptly as practicable after the Redemption Notice Receipt Date, but in no event more than five (5) business days thereafter with respect to the Shareholders and no more than three (3) business days with respect to the Investors, distribute a notice (the "Redemption Offer Notice") in writing to all Shareholders which shall include the identity of the redeeming Shareholder, the number of Redemption Shares offered pursuant to the Redemption Offer, the Acceptance Period (as defined in the paragraph following the immediately succeeding paragraph), the eight (8) trading days which shall be used to determine the Redemption Offer Price, the Closing Date (as defined below) for any such accepted Redemption Offer, appropriate wire transfer instructions and the address in Caracas, Venezuela selected by the Secretary of VENTEL where the closing shall take place. Absent manifest error, the Acceptance Period, Closing Date and eight (8) trading days to be used to determine the Redemption Offer Price set forth in the Redemption Offer Notice shall be conclusive and binding on all Shareholders.

As promptly as practicable after the fifteenth (15th) trading day after the Redemption Notice Receipt Date (but not including the Redemption Notice Receipt Date), but in no event more than two (2) business days thereafter with respect to the Shareholders, including the Investors, the Secretary of VENTEL shall distribute a notice (the "Redemption Offer Price Notice") in writing to all Shareholders which shall identify the Redemption Offer Price. Absent manifest error, the Redemption Offer Price set forth in the Redemption Offer Price Notice shall be conclusive and binding on all Shareholders.

The Redemption Offer may be accepted by the other Shareholders on such terms, in whole or in part, by delivering written notice (the "Acceptance Notice") to the Secretary of VENTEL at any time on or before the thirtieth
(30th) calendar day following the Redemption Notice Receipt Date no later than 5:00 p.m., Caracas time, on that date (the "Acceptance Period"), with the first day being the calendar day after the Redemption Notice Receipt Date; provided, however, that if the thirtieth (30th) calendar day following the Redemption Notice Receipt Date shall fall on a day which is not a business day in both Venezuela and the United States of America, then the Acceptance Period for such Redemption Offer shall be extended until 5:00 p.m., Caracas time, on the next succeeding business day in both Venezuela and the United States of America. The Acceptance Notice shall specifically indicate the number of Redemption Shares that the accepting Shareholder wishes to purchase. The Acceptance Notice shall be irrevocable and shall bind the accepting Shareholder to acquire such number of Redemption Shares as shall be established in accordance with the immediately following paragraph.

The number of Redemption Shares to be acquired by each accepting Shareholder shall be determined by the Secretary of VENTEL, pursuant to the Acceptance Notices delivered in accordance with the provisions of the immediately preceding and immediately succeeding paragraphs, on the first
(1st) business day after the end of the Acceptance Period. By the close of business on the second (2nd) business day after the end of the Acceptance Period, the Secretary of VENTEL shall notify the accepting Shareholders in writing of the number of Redemption Shares to be purchased by each of them on the Redemption Offer Closing Date. Absent manifest error, the determination of the Secretary of VENTEL as to the identity of the accepting Shareholders and the number of Redemption Shares to be purchased by each such accepting Shareholder shall be conclusive and binding on all Shareholders, including, without limitation, the redeeming Shareholder and all accepting Shareholders.

In the event that other Shareholders, in their Acceptance Notices, in the aggregate accept to purchase a total number of CANTV Shares that is greater than the total number of Redemption Shares, then the Redemption Shares shall be allocated among the accepting Shareholders in proportion to the respective Ownership Interests of the accepting Shareholders; provided, however, that no accepting Shareholder shall be entitled or required to purchase any number of Redemption Shares that is in excess of the number of Redemption Shares set forth in its Acceptance Notice as the maximum number of Redemption Shares it wishes to accept and purchase. If any Redemption
Shares remain after the allocation procedure set forth in the immediately preceding sentence, then the remaining Redemption Shares shall be allocated among the accepting Shareholders whose Acceptance Notices sought to purchase a greater number of Redemption Shares than they were allocated in the initial allocation in proportion to their respective Ownership Interests; provided, again, that no accepting Shareholder shall be entitled or required to purchase any number of Redemption Shares that, in the aggregate, is in excess of the number of Redemption Shares set forth in its Acceptance Notice as the maximum number of Redemption Shares it wishes to accept and purchase. This allocation procedure shall be repeated successively until all Redemption Shares shall have been allocated or until each accepting Shareholder shall have been allocated the maximum number of Redemption Shares that it sought to accept and purchase as set forth in its Acceptance Notice.

The purchase and sale of the Redemption Shares accepted pursuant to timely Acceptance Notices shall close at the place in Caracas, Venezuela selected by the Secretary of VENTEL and indicated in the Redemption Offer Notice on the fifth (5th) business day after the end of the Acceptance Period, unless an earlier closing date is otherwise agreed to between or among the redeeming Shareholder and the accepting Shareholder(s) (the "Closing Date"). Payments shall be made in United States dollars or Venezuelan bolivares, as set forth in the Redemption Offer Notice, by wire transfer of immediately transferable funds to the redeeming Shareholder to the account set forth in the Redemption Offer Notice. Upon the receipt by the redeeming Shareholder of payment for the Redemption Shares, the VENTEL Secretary shall take such action as may be necessary or appropriate to effect the annulment of the redeemed VENTEL Shares in the shareholder record books of VENTEL, and VENTEL shall take such action as may be necessary or appropriate to cause CANTV to effect the transfer of the Redemption Shares to the accepting Shareholder(s) in the shareholder record books of CANTV.

To the extent that none or only a portion of the Redemption Shares subject to a Redemption Offer pursuant to this Section 12(j) are purchased by Investors or other VENTEL shareholders, then, on the Closing Date, the unpurchased Redemption Shares shall be distributed to the redeeming Shareholder, the VENTEL Secretary shall take such action as may be necessary or appropriate to effect the annulment of the redeemed VENTEL Shares in the shareholder record books of VENTEL, and VENTEL shall take such action as may be necessary or appropriate to cause CANTV to effect the transfer of the Redemption Shares to the redeeming Shareholder in the shareholder record books of CANTV.

Upon any distribution of Redemption Shares to an accepting or redeeming Shareholder in accordance with the terms and conditions of this Section 12(j), the capital of VENTEL shall automatically be reduced, notwithstanding the supermajority voting provisions set forth in Section 7(a)(v) of this Association Agreement. The VENTEL Board of Directors shall be authorized to make the appropriate entries in the Commercial Registry to formalize any such capital reduction.

The Secretary of VENTEL shall have the right, upon such terms and conditions as the Board of Directors of VENTEL shall agree, to delegate its duties under this Section 12(j) to a bank or other financial institution, transfer agent or brokerage house. Upon any such delegation of duties, the Secretary of VENTEL shall cease to have any liability for any failure to carry out its duties under this Section 12(j). Except as otherwise provided herein with respect to the redemption of specifically identifiable VENTEL Shares, any and all costs and expenses related to such delegation of duties (and the corresponding services provided by any such bank, other financial institution, transfer agent or brokerage house) shall be borne exclusively by VENTEL.

All notices required under this Section 12(j) shall be in writing and shall be effective upon receipt. Notwithstanding the provisions of Section 17(g) of this Association Agreement, notices under Section 12(j) shall be sent by electronic mail (so long as there is no evidence of failure of delivery) to the electronic mail addresses delivered in writing by the Shareholders to the Secretary of VENTEL. If a Shareholder shall not have delivered an electronic mail address to the Secretary of VENTEL, then notices under
Section 12(j) to such Shareholder shall be sent by telecopier (fax), with evidence of receipt, to the telecopier (fax) numbers established pursuant to Section 17(g) of this Association Agreement with respect to Investors, and to those delivered in writing by the other Shareholders to the Secretary of VENTEL with respect to the Shareholders who are not Investors. If a Shareholder shall not have delivered a telecopier (fax) number to the Secretary of VENTEL, then notice shall be delivered by hand delivery to, and shall be available to the Shareholder at, the offices of the Secretary of the Board of Directors of VENTEL, Office 6-A, Piso 6, Edificio FORUM, between Calle Guaicaipuro, Avenida Las Mercedes and Calle Carabobo, Urbanizacion El Rosal, Municipio Chacao, State of Miranda, Caracas, Venezuela.

The Investors agree that no Investor shall have the right to assign any of its rights under this Section 12(j) to any person, except as part of a transfer of VENTEL Shares permitted under this Agreement.

Any and all costs and expenses (other than taxes) of redeeming specifically identifiable VENTEL Shares, including, without limitation, the fees and expenses related to distributing any Redemption Offer Notice and Redemption Offer Price Notice, transfer fees and variable fees related directly to the number of Redemption Shares, if any, shall be borne (i) with respect to Redemption Shares that are not accepted by any other Shareholder in a redemption offer, exclusively by the redeeming Shareholder, and (ii) with respect to Redemption Shares that are accepted by one or more other

Shareholders, 50% by the redeeming Shareholder and 50% by the Shareholder or Shareholders accepting a Redemption Offer (and, among such accepting Shareholders, on a pro rata basis in accordance with the number of Redemption Shares purchased). The Investors agree that any and all taxes corresponding to
(i) the redemption of VENTEL Shares and (ii) if a Redemption Offer is accepted by any Shareholder, the transfer and delivery of Redemption Shares to an accepting Shareholder, shall be borne exclusively by the persons charged with such tax payment responsibility by the applicable Venezuelan tax legislation.

2. Effective Date. This Amendment No. 2 shall become effective on April 27, 2001 or on such earlier date as shall be established by the VENTEL Board of Directors.

3. Implementation of Section 12(j). Until such time as the Investors otherwise determine, the parties hereby agree that VENTEL shall retain, upon such terms and conditions as the Board of Directors of VENTEL shall agree, a bank or other financial institution (and, in the event that the Investors determine that VENTEL cannot retain a bank or other financial institution on acceptable terms and conditions, a transfer agent or brokerage house) to undertake the duties of the Secretary under Section 12(j) of the Association Agreement. Any and all costs, expenses and fees related to such retention (and the corresponding services provided by any such bank, other financial institution, transfer agent or brokerage house, as the case may be) shall be borne as set forth in Section 12(j) of the Association Agreement.

4. No Other Modification. Except as and to the extent modified in this Amendment No. 2, the terms and conditions of the Association Agreement shall remain unmodified, valid and in full force and effect.

5. Governing Law. This Amendment No. 2 shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be wholly performed within the State of New York.

6. Counterparts. This Amendment No. 2 may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall be deemed to constitute one and the same agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 as of this 20th day of March, 2001.

GTE VENHOLDINGS B.V.                        BANCO MERCANTIL C.A.


By:                                         By:
   --------------------------                   --------------------------
Name:                                       Name:
Title:                                      Title:


INVERSIONES TIDE S.A.                       Telefonica Venezuelan Holding, B.V.


By:                                         By:
   --------------------------                   --------------------------
Name:                                       Name:
Title:                                      Title:


INVERSIONES INEXTEL C.A.                    AT&T Communications Services
                                            International Inc.


By:                                         By:
   --------------------------                   --------------------------
Name:                                       Name:
Title:                                      Title: